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 Pricing Supplement No. 6 dated March 25, 1998       Registration Nos. 33-52571
(To Prospectus Supplement dated November 25, 1997         and 333-38135
     and Prospectus dated November 21, 1997)              Rule 424(b)(3)

                               BANKBOSTON CORPORATION

                                 MEDIUM-TERM NOTES
                     Due Nine Months or More from Date of Issue

                               ---------------------

     Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated November 25, 1997, relating to Floating Rate Notes. This Pricing Supplement relates to $50,000,000.00 aggregate principal amount of Senior Notes that are being purchased, as principal, by Credit Suisse First Boston Corporation ("Credit Suisse") for resale to one or more investors at varying prices determined by Credit Suisse. Net proceeds payable by Credit Suisse to BankBoston Corporation (the "Corporation") will be 100% of the aggregate principal amount of the Senior Notes, or $50,000,000.00, before deduction of expenses payable by the Corporation.

DTC CUSIP #: 06605 TAC6

Principal Amount:  $50,000,000.00

Issue Date (Settlement Date):  March 27, 1998

Stated Maturity Date:  March 29, 1999

Issue Price:  100% of Principal Amount

Interest Rate(s)
     (Fixed Rate Notes):  N/A

Initial Interest Rate
     (Floating Rate Notes):   5.6075%

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
Interest Payment Dates:         [ ] June 15 and December 15 of each year.
                                [x] Other:
                                March 29, June 29, September 29 and December 29 of each year, or the next Business Day, commencing June 29, 1998

Record Dates:                   [x] Fifteenth calendar day (whether or not a
                                Business Day) immediately preceding each
                                Interest Payment Date.
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

Interest Rate Basis             [ ] CMT Rate
     Floating Rate Notes):      [ ] Commercial Paper Rate
                                [ ] Eleventh District Cost of Funds Rate
                                [ ] Federal Funds Rate
                                [x] LIBOR Telerate
                                [ ] LIBOR Reuters
                                [ ] Prime Rate
                                [ ] Treasury Rate
                                [ ] Other:

Interest Calculation
     (Floating Rate Notes):     [x ] Regular Floating Rate Note
                                [ ] Floating Rate/Fixed Rate Note
                                    Fixed Rate Commencement Date:
                                    Fixed Interest Rate:
                                [ ] Inverse Floating Rate Note
                                    Fixed Interest Rate:

Index Maturity
     (Floating Rate Notes):     3 Month LIBOR

Index Currency
     (LIBOR Notes):             U.S. Dollars

Designated LIBOR Page
     (LIBOR Notes):             Telerate 3750

Designated CMT Telerate
Page (CMT Rate Notes):          N/A

Designated CMT Maturity
Index (CMT Rate Notes):         N/A

Prime Rate Notes
(Floating Rate Notes):          N/A

Spread (Plus or Minus)
     (Floating Rate Notes):     Minus .08%

Spread Multiplier
     (Floating Rate Notes):     N/A

Interest Rate Formula
     (Floating Rate Notes):     LIBOR - .08%

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

Interest Reset Dates
     (Floating Rate Notes):     Quarterly, same as Interest Payment Dates

Interest Determination Dates
     (Floating Rate Notes):     2 London Business Days prior to Interest Reset Dates

Calculation Agent (if other
     than the Bank)
     (Floating Rate Notes):     N/A

Minimum Interest Rate
     (Floating Rate Notes):     N/A

Maximum Interest Rate
     (Floating Rate Notes):     N/A

Redemption Date(s):             N/A

Initial Redemption Percentage:  N/A

Annual Redemption
     Percentage Reduction:      N/A

Holder's Optional
     Repayment Date(s):         N/A

Day Count Convention
     (Floating Rate Notes):     [  ] 30/360 for the period from _____________ to
                                     ________________.
                                [ x] Actual/360 for the period from March 27,
                                     1998 to March 29, 1999.

Original Issue
     Discount Note:             [  ] Yes
                                [ x] No

Total Amount of OID:            N/A

Yield to Maturity:              N/A

Interest Accrual Period:        N/A

Default Rate:                   N/A

Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus
Supplement.
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